Exhibit 10.20



                             SLOAN SECURITIES CORP.

                               TWO EXECUTIVE DRIVE

                         FORT LEE, NEW JERSEY 07024-3308


December 7, 2004

PocketSpec Technologies, Inc.
3225 E. 2nd Avenue
Denver, CO  80206
Attn: Janet Brophy, Chief Executive Officer and President

Re: Investment Banking Agreement

Dear Ms. Brophy:

This letter confirms the agreement ("Agreement") of PocketSpec Technologies, Inc. and its successors, subsidiaries and affiliates (referred to herein as the "Company") to retain Sloan Securities Corp. ("SSC"), to provide during the Term (as hereinafter defined), the services described below.

1. Services SSC agrees to perform such of the following financial advisory and investment banking services ("Services") as the Company reasonably and specifically requests:

     1.1. Advisory  Services.  SSC will (i) familiarize  itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company; (ii) advise the Company's management in corporate finance, structuring the nature, extent and other parameters of any transaction; and (iii) evaluate financial matters and assist in financial arrangements and investment banking transactions, including assistance and advice with regard to maximization of shareholder value, which may include effectuation of a reverse merger transaction. Advisory services will also be rendered by SSC in the context of the Acquisition Transaction described below.

     1.2. Acquisition Transaction. SSC will seek to identify a target corporation ("Target") with whom it is contemplated that an Acquisition Transaction will be consummated. For purposes of this Agreement, "Acquisition Transaction" shall mean: (i) any merger, share exchange, consolidation, reorganization or other business combination pursuant to which the businesses of Target is combined with that of the Company; (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of Target by way of negotiated purchase or otherwise; or (iii) the acquisition, directly or indirectly, by Target of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise.

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          In  connection  with  the  proposed  Acquisition  Transaction,   SSC's
          advisory  services  will,  at  the  Company's  request,   include  the
          following: (i) assistance in the evaluation of a third party from a financial point of view; (ii) assistance and advice with respect to the form and structure of the Acquisition Transaction and the financing thereof; (iii) conducting discussions and negotiations regarding an Acquisition Transaction; and (iv) providing other related advice and assistance as the Company may reasonably request in connection with an Acquisition Transaction.

          The Company agrees that if, during the period SSC is retained by the Company or, within one (1) year thereafter, an Acquisition Transaction is consummated with a third party introduced, directly or indirectly, by SSC (a "SSC Introduced Party"), or the Company enters into a definitive agreement with a SSC Introduced Party which at any time thereafter results in an Acquisition Transaction, the Company will pay SSC a transaction fee equal to 20% of the Consideration paid and/or payable in the Acquisition Transaction. For purposes hereof, the term "Consideration" shall mean the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with an Acquisition Transaction. The value of such Consideration shall be determined as follows: (a) the value of securities, liabilities, obligations, property and services shall be the fair market value as we shall mutually agree upon at the date of the closing of the Acquisition Transaction; and (b) the value of indebtedness, including indebtedness assumed, shall be the face amount. See section 6.8. In addition, the Company will pay 5% to David Lowenstein's company, Strategic Initiatives

          If the Consideration payable in an Acquisition Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of SSC relating to such Consideration shall be payable at the earlier of the: (i) receipt of such Consideration; or (ii) time that the amount of such Consideration can be determined.

          The parties acknowledge and agree that the phrase "SSC Introduced Party" as used herein is intended to include any person or entity directly or indirectly introduced to the Company by SSC, including, without limitation, situations where (i) SSC has taken any steps to develop or communicate a specific transaction with the Company to that person or entity, even if that third party has previously been known to the Company or (ii) SSC merely brings such person or entity to the attention of the Company, provided that the Company had no prior contacts with the third party.

     1.3 Reasonable Efforts. SSC agrees to devote such time and effort to the affairs of the Company as is reasonable and adequate to render the Services contemplated by this agreement. The Company understands and agrees that SSC shall not be responsible for the performance of any services which may be rendered hereunder without the Company providing the necessary information in writing prior thereto, nor shall SSC include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant retained by the Company. SSC does not guarantee results on behalf of the Company, but shall pursue reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in the Company's needs, SSC shall notify the Company and advise it as to the source of such interest and any terms and conditions of such interest.

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


          The Company acknowledges that SSC's responsibilities shall be limited to the foregoing, and that SSC shall have no responsibility for fulfilling any reporting or filing requirements of the Company pursuant to applicable federal and state securities laws. In addition, the Company expressly acknowledges and agrees that SSC's obligations hereunder are on a reasonable effort basis only and that the execution of this Agreement does not ensure that a Target will be located by SSC.

2.   Term

     2.1. This Agreement shall take effect immediately upon execution and shall continue for an initial term of one year ("Term"). Thereafter, the Agreement will terminate unless renewed by the parties in writing. Notwithstanding the expiration or termination of this Agreement, the indemnification, contribution, reimbursement and "tail" obligations of the Company shall survive and all previously paid fees (including, without limitation, any securities previously issued to SSC) shall be retained by SSC on a non-accountable basis.

3.   Information

     3.1. In connection with SSC's engagement hereunder, the Company will furnish SSC and any prospective Target with any information concerning the Company that SSC reasonably deems appropriate and will provide SSC and prospective Entities with reasonable access to the Company's officers, directors, accountants, counsel and other advisors, subject to the Company's non-disclosure agreement. In addition, SSC shall be kept fully informed of any events that are reasonably likely to have a material effect on the financial condition of the Company. The Company represents and warrants to SSC that all such information concerning the Company and all materials used in attempting to locate a Target for an Acquisition Transaction ("Materials") will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that SSC will not undertake any "due diligence" investigation and will be using and relying upon the information supplied by the Company and its officers, agents and others, the Materials, and any other publicly available information concerning the Company.

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


4.   Non-Circumvent.

     4.1. In order to prevent the Company from circumventing SSC's position with a Target, the Company agrees that whether or not any Acquisition Transaction concerning the Company is completed, for a twelve month period commencing from the date of this Agreement, without the prior express written consent of SSC, that the Company will not (a) contact a Target introduced to the Company by SSC during the term of this Agreement in order to (i) deprive SSC of the fees it is entitled pursuant to this Agreement or (ii) arrange any other type of transaction with a Target introduced to the Company by SSC; or (b) otherwise circumvent SSC's right to earn a fee pursuant to this Agreement or otherwise with respect to Entities, introduced to the Company by SSC, in any manner whatsoever.

5.   Indemnification

     5.1. The Company shall indemnify SSC under the indemnification provisions attached hereto as Schedule A and made a part hereof.

6.   General Provisions.

     6.1. Any and all claims, disputes, or controversies arising out of this Agreement will be resolved by arbitration before the American Arbitration Association ("AAA") and that with respect to this Agreement, a party may seek injunctive relief and ancillary damages before the AAA. Each party irrevocably consents to subject matter jurisdiction before the AAA. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The parties agree that any award or decision by the AAA shall be final and binding upon the parties and a judgment may be entered in a court of competent jurisdiction upon such award or decision. The parties agree that the situs of any arbitration or legal proceedings hereunder shall be the City of New York.

     6.2. This Agreement may not be amended or modified except in writing signed by both parties to the Agreement.

     6.3. All notices and other communications hereunder shall be deemed given upon (a) the sender's confirmation of receipt of a facsimile transmission to the recipient's facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient's address set forth below, or (c) delivery by hand to the recipient's address set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this Section 6.3):

          If to the Company, to:

              PocketSpec Technologies, Inc.
              3225 E. 2nd Avenue
              Denver, CO  80206
              Attn: Janet Brophy, Chief Executive Officer and President
              Fax: 303.393.1700

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


           If to SSC, to:

              James C. Ackerman
              Sloan Securities Corp.
              Two Executive Drive
              Fort Lee, NJ 07024
              Fax: (201) 592-0695

     6.4. SSC shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that SSC shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

     6.5. The Company hereby represents that it is a sophisticated business enterprise that has retained SSC for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

     6.6. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto. The Company has all requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company , enforceable against the Company in accordance with their respective terms.

     6.7. In the event that other services are required and/or transactions which are the result of SSC's efforts that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

     6.8. With regard to compensation for a pending company Target - bio-tech company it is agreed that fees to SSC shall be equal to 20% of the receipts PocketSpec's present shareholders receive in the form of stock in the new company, with not less than 10% being free trading. No credit or fees will be generated for the "spin off" of the asset owned by PocketSpec, specifically Color-Spec Technologies Inc. SSC has had the opportunity to investigate this assets in a recent SEC filing.

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If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to my attention.

Very truly yours,

SLOAN SECURITIES CORP.


By:   /s/ James C. Ackerman
      -------------------------------------
      James C. Ackerman
      Chief Executive Officer and President



AGREED AND ACCEPTED THIS
10th DAY OF DECEMBER, 2004:

POCKETSPEC TECHNOLOGIES, INC.



By:   /s/ Janet Brophy
     -------------------------------------
     Janet Brophy
     Chief Executive Officer and President

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

                                   Schedule A



James C. Ackerman
Sloan Securities Corp.
Two Executive Drive
Fort Lee, NJ 07024
Fax: (201)592-0695


Ladies and Gentlemen:

     In connection with our engagement of Sloan Securities Corp. ("SSC") as Investment Bankers, we hereby agree to indemnify and hold harmless SSC and its affiliates, and the respective directors, officers, shareholders, agents and employees of SSC (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the reasonable fees and expenses of counsel) which (A) relate to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made to any Indemnified Person) in connection with our engagement of SSC, or (B) otherwise relate to or arise out of SSC's activities on our behalf under SSC's engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action , suit or proceeding (collectively a "Claim"), in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of SSC except for any Claim incurred by us solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

     We further agree that we will not, without the prior written consent of SSC, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such claim may be brought hereunder from any and all liability arising out of such claim.

     Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to do so notify us shall not relieve us from any obligations we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability we may have to any Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of reasonable fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines that having common counsel with the Company and/or another Indemnified Person would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and such Indemnified reasonably concludes that there

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may be legal defenses  available to it or other  Indemnified  Persons  different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross Claims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefore at its own expense.

     We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not SSC is the Indemnified Person), we and SSC shall contribute to the Claim for which such indemnify is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and SSC on the other, in connection with SSC's engagement referred to above, and the relative fault, as between us and the Indemnified Person in respect of the Claim, subject to the limitation that in no event shall the amount of SSC's contribution to such Claim exceed the amount of fees actually received by SSC from us pursuant to SSC's engagement. We hereby agree that the relative benefits to us, on the one hand, and SSC on the other, with respect to SSC's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the Financing (whether or not consummated) for which SSC is engaged, to (b) the fee actually paid to SSC in connection with such engagement; provided, however, that under no circumstances whatsoever shall SSC be required to contribute to any such claim any amount in excess of the fee actually paid in connection with such engagement.

     Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity.

     Should SSC or its personnel be required or requested by us to provide documentary evidence or testimony in connection with any proceeding arising form or relating to SSC's engagement, we agree to pay all actual reasonable expenses (including fees incurred for legal counsel) in complying therewith.

     Any and all claims, disputes, or controversies arising out of this Agreement will be resolved by arbitration before the American Arbitration Association ("AAA") and that with respect to this Agreement, a party may seek injunctive relief and ancillary damages before the AAA. Each party irrevocably consents to subject matter jurisdiction before the AAA. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The parties agree that any award or decision by the AAA shall be final and binding upon the parties and a judgment may be entered in a court of competent jurisdiction upon such award or decision. The parties agree that the situs of any arbitration or legal proceedings hereunder shall be the City of New York.

     It is understood that, in connection with SSC's engagement, SSC may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement, any such additional engagement and any modifications

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of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of SSC's engagement(s).


Very truly yours,

SLOAN SECURITIES CORP.


By:       /s/ James C. Ackerman
          ---------------------------------------
          James C. Ackerman
          Chief Executive Officer and President



Confirmed and agreed to:

POCKETSPEC TECHNOLOGIES, INC.



By:       /s/ Janet Brophy
          ---------------------------------------
           Janet Brophy
           Chief Executive Officer and President

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